1st Quarter 2015 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

12	Schedule 3 – Portfolio Summary

13	Schedule 4 – Proportionate Balance Sheet Data

14	Schedule 5 – Capitalization and Financial Metrics

16	Schedule 6 – Conventional Same Store Operating Results

19	Schedule 7 – Conventional Portfolio Data by Market

21	Schedule 8 – Apartment Community Disposition and Acquisition Activity

22	Schedule 9 – Capital Additions

23	Schedule 10 – Summary of Redevelopment and Development Activity

27	Glossary and Reconciliations

Aimco Reports First Quarter 2015 Results, Raises Guidance
Denver, Colorado, April 30, 2015 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its first quarter 2015 results and an increase in its full year 2015 earnings guidance.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco made solid progress in 2015's first quarter. Operating results were ahead of guidance, notwithstanding the severe winter weather and its related costs. Portfolio quality improved with average monthly revenue per apartment home now exceeding $1,700. Construction was completed at Aimco's two large West Coast redevelopments, Lincoln Place and Preserve at Marin, and rent achievement is ahead of underwriting. Standard & Poor's upgraded its rating of the Aimco balance sheet to investment grade, BBB- with a stable outlook. The Denver Post again recognized Aimco as one of Colorado’s Top Workplaces."
Considine continues: "As announced earlier this week and considering these good facts, Aimco's Board of Directors increased the quarterly common dividend to an annual rate of $1.20 per share, which reflects an increase in Aimco's targeted AFFO payout from 60% to 65%. This higher AFFO payout target reflects the benefits of lower leverage, a higher quality portfolio and increasing quality of earnings."
Chief Financial Officer Ernie Freedman adds: "First quarter Pro forma FFO of $0.52 per share was at the high end of our guidance, primarily due to strong property operating results and higher than expected transaction income, offset somewhat by higher than anticipated casualty losses related to severe weather during the quarter and penalties incurred in connection with the voluntary early repayment of property debt to unencumber two communities. These prepayment penalties had not been anticipated in our guidance. We are increasing our full year Pro forma FFO and AFFO guidance, and operations guidance, to reflect first quarter outperformance."
Financial Results: First Quarter AFFO Up 7% Year-Over-Year

	FIRST QUARTER
(all items per common share - diluted)	2015	2014
Net income	$0.58	$0.44
Funds From Operations (FFO)	$0.51	$0.50
Add back Aimco's share of preferred equity redemption related amounts	$0.01	$—
Pro forma Funds From Operations (Pro forma FFO)	$0.52	$0.50
Deduct Aimco share of Capital Replacements	$(0.06)	$(0.07)
Adjusted Funds From Operations (AFFO)	$0.46	$0.43
Pro forma FFO - Year-over-year, first quarter Pro forma FFO increased 4% as a result of: strong Property Net Operating Income growth; increased contribution from redevelopment communities; and higher income tax benefit attributable to the recognition of historic tax credits related to Aimco's Park Towne Place redevelopment. These increases were partially offset by: the loss of income from apartment communities that were sold; prepayment penalties incurred in first quarter 2015; and higher preferred stock dividends attributable to Aimco's second quarter 2014 offering of its Class A Preferred Stock.
Adjusted Funds from Operations - Year-over-year, first quarter AFFO increased 7% as a result of higher Pro forma FFO and lower Capital Replacement spending due to the sale of approximately 9,000 apartment homes during 2014. As Aimco concentrates its investment capital in higher-quality, higher price point apartment communities, its free cash flow margin is increasing as Capital Replacements decline as a percentage of net operating income.

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Operating Results: First Quarter Conventional Same Store NOI Up 5.2%

	FIRST QUARTER
	Year-over-Year			Sequential
	2015	2014	Variance	4th Qtr.	Variance
Average Rent Per Apartment Home	$1,471	$1,409	4.4%	$1,464	0.5%
Other Income Per Apartment Home	181	175	3.4%	165	9.7%
Average Revenue Per Apartment Home	$1,652	$1,584	4.3%	$1,629	1.4%
Average Daily Occupancy	95.9%	95.8%	0.1%	95.6%	0.3%

$ in Millions
Revenue	$172.1	$164.8	4.4%	$169.2	1.7%
Expenses	57.3	55.7	2.9%	52.2	9.8%
NOI	$114.8	$109.1	5.2%	$117.0	(1.9)%
Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2015	Jan	Feb	Mar	1st Qtr.
Renewal rent increases	4.2%	5.3%	4.8%	4.8%
New lease rent increases	0.3%	0.9%	2.3%	1.2%
Weighted average rent increases	2.1%	2.9%	3.5%	2.8%
Portfolio Management: Revenue Per Apartment Home Up 13.2% to $1,704
Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents between 90% and 125% of local market average; "C+" quality assets are those with rents lower than 90% of local market average, and greater than $1,100 per month; and "C" quality assets are those with rents lower than 90% of local market average, and less than $1,100 per month. For fourth quarter 2014, the most recent period for which REIS information is available, Aimco Conventional Apartment Community rents averaged 109% of local market average rents.
Aimco's portfolio strategy is to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher quality apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality of its portfolio. From December 31, 2011 to March 31, 2015, Aimco:

•
Increased its period-end Conventional portfolio average revenue per apartment home by 35% to $1,704. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

•	Increased its Conventional portfolio free cash flow margin by 10% through the sale of lower-rent properties and reinvestment in higher-rent properties;

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•	Reduced by 83% the percentage of its portfolio represented by "C" quality properties and increased by 49% the percentage of its portfolio represented by "A" quality properties; and

•	Increased to 90% the percentage of its Conventional Property Net Operating Income earned in Aimco's target markets.
As Aimco executes its portfolio strategy, it expects to continue to increase Conventional portfolio average revenue per apartment home at a rate greater than market rent growth; to increase further free cash flow margins; to sell the percentage of its portfolio represented by "C" quality properties; and to increase to 95% or more the percentage of its Conventional Property Net Operating Income earned in its target markets.
First Quarter 2015 Dispositions - In the first quarter, Aimco sold four Conventional Apartment Communities and two Affordable Apartment Communities with 926 and 174 apartment homes, respectively, for $147.8 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $73.3 million. Revenues per apartment home for the communities sold during first quarter averaged $1,274, 25% less than the retained portfolio average of $1,704.
Year-to-Date Acquisitions - In the first quarter, Aimco acquired for $38.3 million Mezzo Apartment Homes, a 94-apartment home community located in Atlanta, Georgia, between Midtown and Buckhead. Built in 2008, this 19-story building includes 2,800 square feet of retail space. Stabilized revenues per apartment home are expected to average $3,600, making this an "A" quality asset for Aimco.
In April, Aimco acquired for $63 million Axiom Apartment Homes located in the Kendall Square neighborhood of Cambridge, Massachusetts. Aimco has begun leasing up the newly constructed building, which includes 115 apartment homes and 3,800 square feet of retail space. Upon stabilization, revenues per apartment home are expected to average $3,550, making this an "A" quality asset for Aimco.
Quarter-End Portfolio - First quarter 2015 Conventional portfolio average monthly revenue per apartment home was $1,704, a 13.2% increase compared to first quarter 2014, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.3%, the sale of Conventional Apartment Communities with average monthly revenues per apartment home substantially lower than those of the retained portfolio, and reinvestment of the sales proceeds in higher-rent apartment communities through redevelopment and acquisitions.
Redevelopment: Lincoln Place and The Preserve at Marin Complete
During first quarter, Aimco invested $23.5 million in redevelopment and completed construction at two large redevelopment projects, Lincoln Place, in Venice, California, and The Preserve at Marin, in Corte Madera, California. As of March 31, 2015, 659 of the 795 apartment homes at Lincoln Place and 81 of the 126 apartment homes at Preserve at Marin were occupied. Construction at these projects was completed within the costs and timing revised by Aimco one year ago and rental rate achievement is above underwriting.
Development: Progressing as Planned
During first quarter, Aimco invested $17.8 million in the development of One Canal Street, located in the historic Bulfinch Triangle neighborhood of Boston’s West End. One Canal Street will include 310 apartment homes and 22,000 square feet of commercial space. Aimco expects completion of construction in second quarter 2016 with lease-up beginning in first quarter 2016.

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Balance Sheet and Liquidity: Leverage on Target and Declining
Components of Aimco Leverage

	AS OF MARCH 31, 2015
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,779.0	94%	8.1
Preferred securities	247.7	6%	Perpetual
Total leverage	$4,026.7	100%	n/a
Leverage Ratios
Aimco leverage targets are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA Coverage of Interest and Preferred Dividends greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED MARCH 31,
	2015	2014
Debt to EBITDA	6.5x	7.1x
Debt and Preferred Equity to EBITDA	6.9x	7.4x
EBITDA Coverage of Interest	2.8x	2.6x
EBITDA Coverage of Interest and Preferred Dividends	2.6x	2.5x
Future leverage reduction is expected from both earnings growth, especially as apartment communities now being redeveloped or developed are completed, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco recourse debt at March 31, 2015, was limited to its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At quarter-end, Aimco had no outstanding borrowings on its revolving credit facility and available capacity of $562.1 million, net of $37.9 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $249.4 million. Finally, Aimco held 20 apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $1.3 billion.
Equity Activity
Common Stock Offering - As previously announced, in January 2015, Aimco sold in a public offering 9,430,000 shares of Common Stock at $38.90 per share, providing net proceeds of $366.8 million. Using the proceeds from this offering, during first quarter, Aimco: repaid the outstanding balance on its revolving credit facility of $112.3 million; redeemed the outstanding balance of its Series A Community Reinvestment Act Preferred Stock at its liquidation preference of $27 million; and repaid $65.1 million of property debt, thereby unencumbering three communities. Aimco expects to use the remainder of the proceeds from this offering to repay property debt maturing during the balance of 2015 and to fund redevelopment and property upgrades during 2015 that would otherwise have been funded with property debt on a leverage-neutral basis.

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Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.30 per share of Class A Common Stock for the quarter ended March 31, 2015, an increase of 15% compared to the dividend for the first quarter 2014. This dividend is payable on May 29, 2015, to stockholders of record on May 15, 2015.
2015 Outlook: Guidance Raised to Reflect First Quarter Outperformance

($ Amounts represent Aimco Share)	FULL YEAR 2015	PREVIOUS FULL YEAR 2015	FULL YEAR 2014

Net income per share	$0.88 to $0.98	$0.48 to $0.58	$2.06
Pro forma FFO per share	$2.14 to $2.24	$2.12 to $2.22	$2.07
AFFO per share	$1.82 to $1.92	$1.80 to $1.90	$1.68

Conventional Same Store Operating Measures
NOI change compared to prior year	4.50% to 5.50%	4.00% to 5.50%	5.5%
Revenue change compared to prior year	4.00% to 4.50%	3.75% to 4.50%	4.5%
Expense change compared to prior year	2.50% to 3.00%	2.50% to 3.00%	2.3%

Transactions
Real estate value of property dispositions	$250M to $300M	$225M to $275M	$689.5M
Aimco net proceeds from property dispositions	$150M to $160M	$130M to $140M	$435.2M

SECOND QUARTER 2015

Net income per share	$0.08 to $0.12
Pro forma FFO per share	$0.51 to $0.55
AFFO per share	$0.42 to $0.46

Conventional Same Store Operating Measures
NOI change compared to second quarter 2014	4.25% to 5.25%
NOI change compared to first quarter 2015	1.50% to 2.50%
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, May 1, 2015 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on May 16, 2015
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 5559512	Passcode: 10063555
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts

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Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 198 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: second quarter and full year 2015 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's redevelopment and development investments, timelines and stabilized rents; the use of proceeds from its January 2015 common stock offering; and expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of

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acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2014, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2015	2014
REVENUES
Rental and other property revenues	$238,289	$240,136
Tax credit and asset management revenues	5,976	8,788
Total revenues	244,265	248,924

OPERATING EXPENSES
Property operating expenses	95,492	99,268
Investment management expenses	1,603	1,252
Depreciation and amortization	74,432	70,307
General and administrative expenses	10,652	10,527
Other expenses, net	1,019	2,296
Total operating expenses	183,198	183,650
Operating income	61,067	65,274
Interest income	1,725	1,730
Interest expense	(53,520)	(55,745)
Other, net	2,264	(1,977)
Income before income taxes and gain on dispositions	11,536	9,282
Income tax benefit	6,921	2,758
Income from continuing operations	18,457	12,040
Gain on dispositions of real estate, net of tax	85,693	69,492
Net income	104,150	81,532
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(4,756)	(11,389)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,736)	(1,605)
Net income attributable to common noncontrolling interests in Aimco OP	(4,398)	(3,611)
Net income attributable to noncontrolling interests	(10,890)	(16,605)
Net income attributable to Aimco	93,260	64,927
Net income attributable to Aimco preferred stockholders	(3,522)	(454)
Net income attributable to participating securities	(394)	(239)
Net income attributable to Aimco common stockholders	$89,344	$64,234
Earnings attributable to Aimco per common share - basic and diluted:
Income from continuing operations	$0.58	$0.44
Net income	$0.58	$0.44

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Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Buildings and improvements	$6,304,829	$6,259,318
Land	1,883,128	1,885,640
Total real estate	8,187,957	8,144,958
Accumulated depreciation	(2,703,934)	(2,672,179)
Net real estate	5,484,023	5,472,779
Cash and cash equivalents	164,490	28,971
Restricted cash	95,428	91,445
Other assets	465,332	476,727
Assets held for sale	6,180	27,106
Total assets	$6,215,453	$6,097,028

LIABILITIES AND EQUITY
Non-recourse property debt	$3,888,284	$4,022,809
Revolving credit facility borrowings	—	112,330
Total indebtedness	3,888,284	4,135,139
Accounts payable	50,860	41,919
Accrued liabilities and other	270,204	279,077
Deferred income	76,682	81,882
Liabilities related to assets held for sale	6,855	28,969
Total liabilities	4,292,885	4,566,986
Preferred noncontrolling interests in Aimco OP	87,942	87,937
Equity:
Perpetual Preferred Stock	159,126	186,126
Class A Common Stock	1,563	1,464
Additional paid-in capital	4,065,411	3,696,143
Accumulated other comprehensive loss	(7,009)	(6,456)
Distributions in excess of earnings	(2,603,564)	(2,649,542)
Total Aimco equity	1,615,527	1,227,735
Noncontrolling interests in consolidated real estate partnerships	235,750	233,296
Common noncontrolling interests in Aimco OP	(16,651)	(18,926)
Total equity	1,834,626	1,442,105
Total liabilities and equity	$6,215,453	$6,097,028

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2015	2014
Net income attributable to Aimco common stockholders	$89,344	$64,234
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	72,622	68,429
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,489)	(2,387)
Gain on dispositions and other, net of income taxes and noncontrolling partners' interest	(80,728)	(57,046)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	—	541
Common noncontrolling interests in Aimco OP's share of above adjustments	516	(505)
Amounts allocable to participating securities	41	(35)
FFO Attributable to Aimco common stockholders	$79,306	$73,231
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	658	—
Pro forma FFO Attributable to Aimco common stockholders	$79,964	$73,231
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(9,130)	(11,280)
AFFO Attributable to Aimco common stockholders	$70,834	$61,951

FFO per share - diluted	$0.51	$0.50
Pro forma FFO per share - diluted	$0.52	$0.50
AFFO per share - diluted	$0.46	$0.43

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Supplemental Schedule 2(a)

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014
(in thousands) (unaudited)
	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$179,331	$—	$(6,976)	$172,355	$171,616	$—	$(6,691)	$164,925
Conventional Redevelopment	15,463	—	—	15,463	10,853	—	—	10,853
Conventional Acquisition	6,014	—	—	6,014	485	—	—	485
Other Conventional	9,488	532	—	10,020	7,587	462	—	8,049
Total Conventional	210,296	532	(6,976)	203,852	190,541	462	(6,691)	184,312
Affordable Same Store	21,965	—	—	21,965	21,384	—	—	21,384
Other Affordable	2,556	1,006	(139)	3,423	2,283	999	(136)	3,146
Total Affordable	24,521	1,006	(139)	25,388	23,667	999	(136)	24,530
Property management revenues, primarily from affiliates	2	(58)	146	90	2	(63)	140	79
Total rental and other property revenues	234,819	1,480	(6,969)	229,330	214,210	1,398	(6,687)	208,921

Property operating expenses
Conventional Same Store	59,553	—	(2,362)	57,191	57,993	—	(2,386)	55,607
Conventional Redevelopment	6,016	—	—	6,016	4,762	—	—	4,762
Conventional Acquisition	2,286	—	—	2,286	285	—	—	285
Other Conventional	5,221	187	—	5,408	4,173	132	—	4,305
Total Conventional	73,076	187	(2,362)	70,901	67,213	132	(2,386)	64,959
Affordable Same Store	9,318	—	—	9,318	9,345	—	—	9,345
Other Affordable	1,182	434	(63)	1,553	1,060	426	(60)	1,426
Total Affordable	10,500	434	(63)	10,871	10,405	426	(60)	10,771
Casualties	4,084	—	(55)	4,029	4,090	—	171	4,261
Property management expenses	6,005	—	3	6,008	6,388	—	(32)	6,356
Total property operating expenses	93,665	621	(2,477)	91,809	88,096	558	(2,307)	86,347
Net real estate operations	141,154	859	(4,492)	137,521	126,114	840	(4,380)	122,574

Amortization of deferred tax credit income	5,939	—	—	5,939	6,833	—	—	6,833
Non-recurring revenues	37	—	273	310	1,955	—	4	1,959
Total tax credit and asset management revenues	5,976	—	273	6,249	8,788	—	4	8,792

Investment management expenses	(1,603)	—	—	(1,603)	(1,252)	—	—	(1,252)
Depreciation and amortization related to non-real estate assets	(2,490)	—	4	(2,486)	(2,360)	—	5	(2,355)
General and administrative expenses	(10,652)	—	—	(10,652)	(10,527)	—	19	(10,508)
Other expenses, net	(968)	(38)	23	(983)	(2,129)	(61)	197	(1,993)
Interest income	1,732	—	8	1,740	1,731	(12)	16	1,735
Interest expense	(52,735)	(307)	1,629	(51,413)	(50,675)	(333)	1,666	(49,342)
Other, net of non-FFO items	(64)	333	1,578	1,847	454	333	(590)	197
Income tax benefit	7,940	—	—	7,940	2,621	—	—	2,621
FFO related to Sold and Held For Sale Apartment Communities	796	—	19	815	9,526	31	(346)	9,211
Preferred dividends and distributions	(5,258)	—	—	(5,258)	(2,059)	—	—	(2,059)
Common noncontrolling interests in Aimco OP	(4,058)	—	—	(4,058)	(4,116)	—	—	(4,116)
Amounts allocated to participating securities	(353)	—	—	(353)	(274)	—	—	(274)
FFO	$79,417	$847	$(958)	$79,306	$75,842	$798	$(3,409)	$73,231
Preferred stock redemption related amounts, net	658	—	—	658	—	—	—	—
Pro forma FFO	$80,075	$847	$(958)	$79,964	$75,842	$798	$(3,409)	$73,231
Capital Replacements	(9,936)	—	806	(9,130)	(12,153)	—	873	(11,280)
AFFO	$70,139	$847	$(152)	$70,834	$63,689	$798	$(2,536)	$61,951

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Supplemental Schedule 3

Portfolio Summary
As of March 31, 2015
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	112	37,099	36,198	98%
Conventional Redevelopment	7	2,886	2,886	100%
Conventional Acquisition	8	1,306	1,306	100%
Other Conventional	14	1,275	1,205	95%
Total Conventional portfolio	141	42,566	41,595	98%

Affordable Same Store [1]	45	7,311	7,311	100%
Other Affordable [2]	11	1,374	975	71%
Affordable Held for Sale	1	84	67	80%
Total Affordable portfolio	57	8,769	8,353	95%
Total portfolio	198	51,335	49,948	97%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco expects to sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2015 to 2023.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

12

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of March 31, 2015
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,187,957	$50,662	$(253,830)	$7,984,789
Accumulated depreciation	(2,703,934)	(10,408)	79,911	(2,634,431)
Net real estate	5,484,023	40,254	(173,919)	5,350,358
Cash and cash equivalents	164,490	374	(9,713)	155,151
Restricted cash	95,428	1,421	(2,586)	94,263
Investment in unconsolidated real estate partnerships	15,997	(15,997)	—	—
Deferred financing costs, net	28,689	203	(284)	28,608
Goodwill	44,703	—	—	44,703
Other assets	375,943	(749)	(159,658)	215,536
Assets held for sale	6,180	—	(974)	5,206
Total assets	$6,215,453	$25,506	$(347,134)	$5,893,825

LIABILITIES AND EQUITY
Non-recourse property debt	$3,888,284	$24,105	$(133,404)	$3,778,985
Deferred income [1]	76,682	30	(245)	76,467
Other liabilities	321,064	1,371	(127,335)	195,100
Liabilities related to assets held for sale	6,855	—	(1,371)	5,484
Total liabilities	4,292,885	25,506	(262,355)	4,056,036
Preferred noncontrolling interests in Aimco OP	87,942	—	—	87,942
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,456,401	—	150,971	1,607,372
Noncontrolling interests in consolidated real estate partnerships	235,750	—	(235,750)	—
Common noncontrolling interests in Aimco OP	(16,651)	—	—	(16,651)
Total liabilities and equity	$6,215,453	$25,506	$(347,134)	$5,893,825

[1]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur in the future. Because Aimco does not have an obligation to settle these amounts in cash, Aimco does not include deferred income in liabilities for purposes of calculating NAV. Future earnings related to these amounts are also excluded from Aimco's calculations of NAV.

13

Supplemental Schedule 5

Capitalization and Financial Metrics						(Page 1 of 2)
As of March 31, 2015
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)
Fixed rate loans payable	$3,723,209	$24,105	$(133,404)	$3,613,910		7.9
Floating rate tax-exempt bonds	86,167	—	—	86,167		4.5
Fixed rate tax-exempt bonds	78,908	—	—	78,908		24.5
Total non-recourse property debt	$3,888,284	$24,105	$(133,404)	$3,778,985	[1]	8.1
Cash and restricted cash	(259,918)	(1,795)	12,299	(249,414)
Securitization Trust Assets [2]	(61,847)	—	—	(61,847)
Net Debt	$3,566,519	$22,310	$(121,105)	$3,467,724

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2015 2Q	$20,176	$3,944		$24,120	0.10%	5.91%
2015 3Q	19,553	55,270		74,823	1.46%	5.22%
2015 4Q	19,985	42,371		62,356	1.12%	5.72%
Total 2015	59,714	101,585		161,299	2.69%	5.46%

2016 1Q	19,028	84,604		103,632	2.24%	5.70%
2016 2Q	19,785	1,211		20,996	0.03%	5.85%
2016 3Q	19,390	—		19,390	—%	—%
2016 4Q	20,178	247,994		268,172	6.56%	4.67%
Total 2016	78,381	333,809		412,190	8.83%	4.93%

2017	78,439	325,912		404,351	8.62%	5.92%
2018	74,166	155,412		229,578	4.11%	4.33%
2019	67,762	542,449		610,211	14.35%	5.54%
2020	59,838	333,649		393,487	8.83%	6.26%
2021	41,036	683,565	[3]	724,601	18.09%	5.50%
2022	29,014	233,439		262,453	6.18%	4.77%
2023	14,079	83,238		97,317	2.20%	5.13%
2024	11,892	36,514		48,406	0.97%	4.12%
Thereafter	348,060	87,032		435,092	2.30%	3.15%
Total	$862,381	$2,916,604		$3,778,985		4.87%	[4]

[1]	Represents the carrying amount of Aimco's debt at March 31, 2015, which debt had a mark-to-market liability of $233.8 million at quarter end.
[2]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $61.8 million, and are included in other assets on Aimco’s Consolidated Balance Sheet at March 31, 2015. The carrying amount of these investments effectively reduces Aimco's March 31, 2015 debt balances.

[3]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[4]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of March 31, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.

14

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of March 31, 2015	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,279		7.895%	87,942
Total preferred securities			7.255%	$247,733

Common Stock, Partnership Units and Equivalents

As of
March 31, 2015
Class A Common Stock outstanding	155,524
Dilutive options and restricted stock	618
Total shares and dilutive share equivalents	156,142
Common Partnership Units and equivalents	7,635
Total shares, units and dilutive share equivalents	163,777

Debt Ratios
Trailing Twelve Months Ended March 31,
	2015	2014
Debt to EBITDA	6.5x	7.1x
Debt and Preferred Equity to EBITDA	6.9x	7.4x
EBITDA Coverage of Interest	2.8x	2.6x
EBITDA Coverage of Interest and Preferred Dividends	2.6x	2.5x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.85x	1.50x
Fixed Charge Coverage Ratio	1.75x	1.40x

Credit Ratings

Standard and Poor’s [4]	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BB+ (positive)

[4] During March 2015, Standard & Poor's Rating Services upgraded Aimco to BBB- from BB+.

15

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
First Quarter 2015 Compared to First Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2015	1Q 2014	Growth	1Q 2015	1Q 2014	Growth	1Q 2015	1Q 2014	Growth	1Q 2015	1Q 2015	1Q 2014	1Q 2015	1Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$21,118	$19,925	6.0%	$5,755	$5,759	(0.1)%	$15,363	$14,166	8.4%	72.7%	95.9%	95.8%	$2,530	$2,390
Orange County	1	770	770	4,956	4,784	3.6%	1,341	1,327	1.1%	3,615	3,457	4.6%	72.9%	95.1%	96.4%	2,255	2,149
San Diego	6	2,032	2,032	9,603	9,042	6.2%	2,610	2,614	(0.2)%	6,993	6,428	8.8%	72.8%	96.0%	96.5%	1,641	1,538
Southern CA Total	19	6,354	5,703	35,677	33,751	5.7%	9,706	9,700	0.1%	25,971	24,051	8.0%	72.8%	95.8%	96.1%	2,176	2,053
East Bay	1	246	246	1,668	1,454	14.7%	526	471	11.7%	1,142	983	16.2%	68.5%	95.9%	98.1%	2,357	2,007
San Jose	1	224	224	1,336	1,277	4.6%	422	428	(1.4)%	914	849	7.7%	68.4%	94.7%	95.3%	2,099	1,995
San Francisco	5	774	774	5,448	4,963	9.8%	1,464	1,496	(2.1)%	3,984	3,467	14.9%	73.1%	96.5%	96.0%	2,431	2,226
Northern CA Total	7	1,244	1,244	8,452	7,694	9.9%	2,412	2,395	0.7%	6,040	5,299	14.0%	71.5%	96.1%	96.3%	2,358	2,141

Atlanta	5	1,295	1,281	4,469	4,241	5.4%	1,648	1,583	4.1%	2,821	2,658	6.1%	63.1%	93.7%	95.2%	1,240	1,159
Boston	12	4,173	4,173	17,649	16,758	5.3%	6,834	6,533	4.6%	10,815	10,225	5.8%	61.3%	96.7%	95.5%	1,458	1,401
Chicago	10	3,245	3,245	14,980	14,458	3.6%	5,313	5,282	0.6%	9,667	9,176	5.4%	64.5%	96.4%	95.5%	1,597	1,555
Denver	6	1,317	1,278	5,447	5,089	7.0%	1,485	1,492	(0.5)%	3,962	3,597	10.1%	72.7%	95.4%	95.9%	1,488	1,383
Manhattan	8	230	230	2,174	2,039	6.6%	975	954	2.2%	1,199	1,085	10.5%	55.2%	98.4%	97.6%	3,202	3,027
Miami	5	2,471	2,460	16,001	15,018	6.5%	4,949	4,703	5.2%	11,052	10,315	7.1%	69.1%	97.2%	97.6%	2,231	2,085
Philadelphia	4	2,042	1,963	8,570	8,314	3.1%	3,355	3,356	—%	5,215	4,958	5.2%	60.9%	96.0%	96.2%	1,515	1,467
Phoenix	2	812	812	2,517	2,451	2.7%	892	852	4.7%	1,625	1,599	1.6%	64.6%	94.5%	92.2%	1,094	1,091
Seattle	1	104	104	521	483	7.9%	206	218	(5.5)%	315	265	18.9%	60.5%	98.6%	97.5%	1,693	1,587
Suburban New York - New Jersey	2	1,162	1,162	5,292	5,005	5.7%	1,731	1,756	(1.4)%	3,561	3,249	9.6%	67.3%	96.9%	95.7%	1,567	1,500
Washington - No. Va - MD	14	6,547	6,519	28,616	28,389	0.8%	9,526	8,951	6.4%	19,090	19,438	(1.8)%	66.7%	95.6%	95.4%	1,530	1,521

Total Target Markets	95	30,996	30,174	150,365	143,690	4.6%	49,032	47,775	2.6%	101,333	95,915	5.6%	67.4%	96.0%	95.8%	1,730	1,657

Other Markets
Baltimore	4	797	797	3,146	3,185	(1.2)%	1,225	1,167	5.0%	1,921	2,018	(4.8)%	61.1%	92.5%	95.4%	1,422	1,396
Nashville	3	764	764	2,868	2,652	8.1%	977	929	5.2%	1,891	1,723	9.8%	65.9%	96.0%	96.2%	1,304	1,203
Norfolk - Richmond	5	1,487	1,408	4,554	4,481	1.6%	1,506	1,438	4.7%	3,048	3,043	0.2%	66.9%	95.5%	94.4%	1,129	1,124
Other Markets	5	3,055	3,055	11,125	10,753	3.5%	4,548	4,370	4.1%	6,577	6,383	3.0%	59.1%	95.5%	96.6%	1,271	1,215

Total Other Markets	17	6,103	6,024	21,693	21,071	3.0%	8,256	7,904	4.5%	13,437	13,167	2.1%	61.9%	95.2%	95.8%	1,261	1,216

Grand Total	112	37,099	36,198	$172,058	$164,761	4.4%	$57,288	$55,679	2.9%	$114,770	$109,082	5.2%	66.7%	95.9%	95.8%	$1,652	$1,584

16

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
First Quarter 2015 Compared to Fourth Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2015	4Q 2014	Growth	1Q 2015	4Q 2014	Growth	1Q 2015	4Q 2014	Growth	1Q 2015	1Q 2015	4Q 2014	1Q 2015	4Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$21,118	$20,788	1.6%	$5,755	$5,354	7.5%	$15,363	$15,434	(0.5)%	72.7%	95.9%	95.9%	$2,530	$2,491
Orange County	1	770	770	4,956	4,959	(0.1)%	1,341	1,218	10.1%	3,615	3,741	(3.4)%	72.9%	95.1%	97.1%	2,255	2,211
San Diego	6	2,032	2,032	9,603	9,497	1.1%	2,610	2,249	16.1%	6,993	7,248	(3.5)%	72.8%	96.0%	96.2%	1,641	1,619
Southern CA Total	19	6,354	5,703	35,677	35,244	1.2%	9,706	8,821	10.0%	25,971	26,423	(1.7)%	72.8%	95.8%	96.2%	2,176	2,142
East Bay	1	246	246	1,668	1,623	2.8%	526	478	10.0%	1,142	1,145	(0.3)%	68.5%	95.9%	97.5%	2,357	2,256
San Jose	1	224	224	1,336	1,333	0.2%	422	397	6.3%	914	936	(2.4)%	68.4%	94.7%	94.3%	2,099	2,104
San Francisco	5	774	774	5,448	5,377	1.3%	1,464	1,308	11.9%	3,984	4,069	(2.1)%	73.1%	96.5%	97.2%	2,431	2,382
Northern CA Total	7	1,244	1,244	8,452	8,333	1.4%	2,412	2,183	10.5%	6,040	6,150	(1.8)%	71.5%	96.1%	96.7%	2,358	2,308

Atlanta	5	1,295	1,281	4,469	4,447	0.5%	1,648	1,580	4.3%	2,821	2,867	(1.6)%	63.1%	93.7%	94.0%	1,240	1,230
Boston	12	4,173	4,173	17,649	17,321	1.9%	6,834	5,997	14.0%	10,815	11,324	(4.5)%	61.3%	96.7%	96.0%	1,458	1,441
Chicago	10	3,245	3,245	14,980	14,844	0.9%	5,313	4,936	7.6%	9,667	9,908	(2.4)%	64.5%	96.4%	96.1%	1,597	1,587
Denver	6	1,317	1,278	5,447	5,350	1.8%	1,485	1,400	6.1%	3,962	3,950	0.3%	72.7%	95.4%	95.9%	1,488	1,455
Manhattan	8	230	230	2,174	2,131	2.0%	975	926	5.3%	1,199	1,205	(0.5)%	55.2%	98.4%	97.3%	3,202	3,175
Miami	5	2,471	2,460	16,001	15,764	1.5%	4,949	4,690	5.5%	11,052	11,074	(0.2)%	69.1%	97.2%	96.8%	2,231	2,207
Philadelphia	4	2,042	1,963	8,570	8,420	1.8%	3,355	2,799	19.9%	5,215	5,621	(7.2)%	60.9%	96.0%	96.8%	1,515	1,477
Phoenix	2	812	812	2,517	2,535	(0.7)%	892	823	8.4%	1,625	1,712	(5.1)%	64.6%	94.5%	96.0%	1,094	1,084
Seattle	1	104	104	521	504	3.4%	206	230	(10.4)%	315	274	15.0%	60.5%	98.6%	93.5%	1,693	1,728
Suburban New York - New Jersey	2	1,162	1,162	5,292	5,169	2.4%	1,731	1,694	2.2%	3,561	3,475	2.5%	67.3%	96.9%	95.4%	1,567	1,555
Washington - No. Va - MD	14	6,547	6,519	28,616	28,036	2.1%	9,526	8,613	10.6%	19,090	19,423	(1.7)%	66.7%	95.6%	94.9%	1,530	1,511

Total Target Markets	95	30,996	30,174	150,365	148,098	1.5%	49,032	44,692	9.7%	101,333	103,406	(2.0)%	67.4%	96.0%	95.8%	1,730	1,707

Other Markets
Baltimore	4	797	797	3,146	3,047	3.2%	1,225	1,063	15.2%	1,921	1,984	(3.2)%	61.1%	92.5%	92.7%	1,422	1,374
Nashville	3	764	764	2,868	2,861	0.2%	977	903	8.2%	1,891	1,958	(3.4)%	65.9%	96.0%	94.5%	1,304	1,320
Norfolk - Richmond	5	1,487	1,408	4,554	4,513	0.9%	1,506	1,473	2.2%	3,048	3,040	0.3%	66.9%	95.5%	95.4%	1,129	1,120
Other Markets	5	3,055	3,055	11,125	10,633	4.6%	4,548	4,059	12.0%	6,577	6,574	—%	59.1%	95.5%	94.7%	1,271	1,225

Total Other Markets	17	6,103	6,024	21,693	21,054	3.0%	8,256	7,498	10.1%	13,437	13,556	(0.9)%	61.9%	95.2%	94.6%	1,261	1,232

Grand Total	112	37,099	36,198	$172,058	$169,152	1.7%	$57,288	$52,190	9.8%	$114,770	$116,962	(1.9)%	66.7%	95.9%	95.6%	$1,652	$1,629

17

Supplemental Schedule 6(c)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	1Q 2015	% of Total	1Q 2014	$ Change	% Change
Real estate taxes	$17,043	29.7%	$16,236	$807	5.0%
Onsite payroll	10,369	18.1%	10,245	124	1.2%
Utilities	12,688	22.1%	12,333	355	2.9%
Repairs and maintenance	7,338	12.8%	6,718	620	9.2%
Software, technology and other	3,681	6.4%	3,737	(56)	(1.5)%
Insurance	2,628	4.6%	2,719	(91)	(3.3)%
Marketing	1,849	3.2%	2,206	(357)	(16.2)%
Expensed turnover costs	1,692	3.1%	1,485	207	13.9%
Total	$57,288	100.0%	$55,679	$1,609	2.9%

Sequential Comparison

	1Q 2015	% of Total	4Q 2014	$ Change	% Change
Real estate taxes	$17,043	29.7%	$16,299	$744	4.6%
Onsite payroll	10,369	18.1%	9,782	587	6.0%
Utilities	12,688	22.1%	10,500	2,188	20.8%
Repairs and maintenance	7,338	12.8%	6,391	947	14.8%
Software, technology and other	3,681	6.4%	3,547	134	3.8%
Insurance	2,628	4.6%	2,072	556	26.8%
Marketing	1,849	3.2%	1,591	258	16.2%
Expensed turnover costs	1,692	3.1%	2,008	(316)	(15.7)%
Total	$57,288	100.0%	$52,190	$5,098	9.8%

18

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
First Quarter 2015 Compared to First Quarter 2014
(unaudited)

	Quarter Ended March 31, 2015					Quarter Ended March 31, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,319	3,668	14.3%	$2,540	13	4,248	3,597	11.4%	$2,369
Orange County	2	966	966	3.1%	2,040	4	1,213	1,213	3.5%	1,843
San Diego	12	2,430	2,360	5.8%	1,586	12	2,430	2,360	5.6%	1,514
Southern CA Total	27	7,715	6,994	23.2%	2,153	29	7,891	7,170	20.5%	1,975
East Bay	2	413	413	1.2%	1,930	2	413	413	1.1%	1,712
San Jose	2	548	548	1.6%	2,269	1	224	224	0.6%	1,993
San Francisco	7	1,208	1,208	4.7%	2,582	7	1,208	1,208	3.1%	2,244
Northern CA Total	11	2,169	2,169	7.5%	2,374	10	1,845	1,845	4.8%	2,066

Atlanta	8	1,497	1,483	2.5%	1,305	6	1,325	1,311	2.1%	1,185
Boston	12	4,173	4,173	8.2%	1,458	12	4,173	4,173	7.9%	1,400
Chicago	10	3,245	3,245	7.3%	1,597	10	3,245	3,245	7.0%	1,554
Denver	8	2,057	2,018	4.4%	1,420	7	1,613	1,540	3.2%	1,333
Manhattan	17	775	775	2.9%	3,328	23	999	999	2.7%	2,851
Miami	5	2,540	2,529	8.4%	2,231	5	2,512	2,501	7.9%	2,084
Philadelphia	6	3,532	3,453	6.5%	1,664	7	3,888	3,809	7.5%	1,555
Phoenix	2	812	812	1.2%	1,094	5	1,374	1,230	1.7%	1,016
Seattle	2	239	239	0.6%	1,936	2	239	239	0.4%	1,767
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,567	2	1,162	1,162	2.5%	1,499
Washington - No. Va - MD	14	6,547	6,519	14.4%	1,530	14	6,547	6,519	14.9%	1,520

Total Target Markets	124	36,463	35,571	89.8%	1,780	132	36,813	35,743	83.1%	1,664

Other Markets
Baltimore	4	797	797	1.5%	1,422	5	1,180	1,066	2.0%	1,355
Nashville	3	764	764	1.4%	1,304	4	1,114	1,114	1.7%	1,130
Norfolk - Richmond	5	1,487	1,408	2.3%	1,129	6	1,643	1,564	2.5%	1,109
Other Markets	5	3,055	3,055	5.0%	1,271	14	8,564	8,501	10.7%	990

Total Other Markets	17	6,103	6,024	10.2%	1,261	29	12,501	12,245	16.9%	1,050

Grand Total	141	42,566	41,595	100.0%	$1,704	161	49,314	47,988	100.0%	$1,505

19

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Fourth Quarter 2014 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality market-rate apartment communities, averaging
"B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; "C+" quality assets are those with rents lower than 90% of the local market average, and greater than $1,100 per month; and "C" quality assets are those with rents lower than 90% of local market average, and less than $1,100 per month. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 4Q 2014 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold through 1Q 2015.

The average age of Aimco's portfolio as of March 31, 2015, adjusted for its sizable investment in redevelopment, is approximately 31 years. See the Glossary for further information.

	Quarter Ended December 31, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Los Angeles	13	4,319	3,668	13.9%	$2,321	$1,494	155.4%	13
Orange County	2	966	966	3.2%	1,867	1,648	113.3%	10
San Diego	12	2,430	2,360	6.0%	1,421	1,460	97.3%	27
Southern CA Total	27	7,715	6,994	23.1%	1,953	1,505	129.8%	17
East Bay	2	413	413	1.2%	1,673	1,559	107.3%	35
San Jose	2	548	548	0.8%	2,060	1,879	109.6%	17
San Francisco	7	1,208	1,208	4.5%	2,279	2,237	101.9%	24
Northern CA Total	11	2,169	2,169	6.5%	2,103	2,012	104.5%	24

Atlanta	7	1,403	1,389	2.2%	1,160	848	136.8%	16
Boston	12	4,173	4,173	8.5%	1,346	1,898	70.9%	41
Chicago	10	3,245	3,245	7.5%	1,385	1,117	124.0%	20
Denver	8	2,057	2,018	4.1%	1,243	986	126.1%	21
Manhattan	17	775	775	3.2%	3,206	3,223	99.5%	109
Miami	5	2,530	2,519	8.3%	1,936	1,196	161.9%	25
Philadelphia	6	3,537	3,458	7.4%	1,426	1,124	126.9%	31
Phoenix	2	812	812	1.3%	961	765	125.6%	14
Seattle	2	239	239	0.5%	1,687	1,210	139.4%	12
Suburban New York - New Jersey	2	1,162	1,162	2.6%	1,403	1,317	106.5%	33
Washington - No. Va - MD	14	6,547	6,519	14.6%	1,372	1,563	87.8%	44

Total Target Markets	123	36,364	35,472	89.8%	1,588	1,455	109.1%	30

Other Markets
Baltimore	4	797	797	1.5%	1,261	1,107	113.9%	43
Nashville	3	764	764	1.5%	1,120	832	134.6%	22
Norfolk - Richmond	5	1,487	1,408	2.3%	959	913	105.0%	26
Other Markets	5	3,055	3,055	4.9%	1,046	1,005	104.1%	39

Total Other Markets	17	6,103	6,024	10.2%	1,063	975	109.0%	34

Grand Total	140	42,467	41,496	100.0%	$1,512	$1,384	109.2%	31

[1] Represents rents after concessions and vacancy loss, divided by the number of Effective Apartment Homes. Does not include other rental income.
[2] 4Q 2014 effective rents per REIS.

20

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

First Quarter 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]		Free Cash Flow Cap Rate [2]		Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	4	926	87%	$143.8	5.5%		4.7%		$56.1	$72.1	$129.8	$71.3	$1,277
Affordable	2	174	2%	4.0	—%	[4]	—%	[4]	—	3.7	2.0	2.0	465
Total Dispositions	6	1,100	74%	$147.8	5.5%		4.7%		$56.1	$75.8	$131.8	$73.3	$1,274

[1] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds, less prepayment penalties associated with the related property debt, if applicable. Conventional Apartment Communities sold during 2015 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, and had average revenues per apartment home approximately 25% below Aimco's retained portfolio. Accordingly, the NOI capitalization rates for Conventional Apartment
Communities sold during 2015 are not necessarily representative of those for Aimco's retained portfolio.
[2] Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[3] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[4] The Affordable apartment communities sold had negative NOI and Free Cash Flow Cap Rates based on operating losses, and thus these amounts have been omitted.

First Quarter 2015 Acquisitions

On March 10, 2015, Aimco acquired for $38.3 million Mezzo Apartment Homes, a 94-apartment home community located in Atlanta, Georgia, between Midtown and Buckhead. Built in 2008, this 19-story building includes 2,800 square feet of retail space. Stabilized revenues per apartment home are expected to average $3,600, making this an "A" quality asset for Aimco.

21

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended March 31, 2015
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$4,191	$776	$4,967
Turnover capital additions	1,765	224	1,989
Capitalized site payroll and indirect costs	783	20	803
Capital Replacements	6,739	1,020	7,759
Capital Improvements	2,690	154	2,844
Property Upgrades	9,203	52	9,255
Redevelopment	23,475	—	23,475
Development	17,838	—	17,838
Casualty	1,329	1,314	2,643
Total Capital Additions [1]	$61,274	$2,540	$63,814

Total apartment homes	42,566	9,122	51,688
Capital Replacements per apartment home	$158	$112	$150

[1] Total Capital Additions reported above exclude $0.1 million, for the three months ended March 31, 2015, related to consolidated apartment communities sold or classified as held for sale at the end of the period. For the three months ended March 31, 2015, Total Capital Additions include $2.5 million of capitalized interest costs.

22

Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 4)
Three Months Ended March 31, 2015
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Incremental Commercial Revenue	Current Residential Occupancy
Redevelopment of Operating Communities
2900 on First Apartments	135	$15.2	$12.1	1Q 2014	1Q 2014	2Q 2015	1Q 2015	$520	$45	$565	$0.1	89%
Ocean House on Prospect	53	14.8	4.8	4Q 2014	3Q 2015	4Q 2015	1Q 2016	930	80	1,010	—	n/a
Park Towne	954	60.0	11.9	Multiple	3Q 2015	3Q 2016	2Q 2016	225	80	305	0.1	80%
The Sterling	536	36.0	26.4	Multiple	Multiple	3Q 2015	4Q 2015	270	20	290	0.5	89%
Subtotal	1,678	$126.0	$55.2

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Current Residential Occupancy
New Development
One Canal Street	310	$190.0	$80.7	4Q 2013	1Q 2016	2Q 2016	2Q 2017	$3,450	$415	$3,865	$1.1	n/a

Completed This Quarter
Lincoln Place	795	$360.0	$359.0	Multiple	Multiple	1Q 2015	2Q 2015	$2,800	$150	$2,950	—	83%
The Preserve at Marin	126	124.0	123.4	4Q 2012	1Q 2014	1Q 2015	2Q 2015	5,350	155	5,505	—	64%
Subtotal	921	$484.0	$482.4

Grand Total	2,909	$800.0	$618.3

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					5.6%

The investment in Lincoln Place is funded in part by a $190.7 million non-recourse property loan, of which $7.8 million was available to draw at March 31, 2015.
The investment in One Canal Street is funded in part by a $114.0 million non-recourse property loan, of which $75.6 million was available to draw at March 31, 2015.

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Incremental Monthly Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected to increase compared to pre-redevelopment amounts. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents attributable to the redevelopment of commercial space.
Current Residential Occupancy - for previously vacant communities and new development, represents physical occupancy as of March 31, 2015. For operating communities, represents first quarter 2015 average daily occupancy.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents) - projected NOI takes into consideration the revenue information provided herein, as well as expectations around 1) operating costs associated with previously vacant communities and new development, and 2) net incremental changes in operating costs, if any, resulting from the redevelopment of operating communities.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 3 of 4)

Community	Project Summary
2900 on First Apartments Seattle, WA
Redevelopment includes the renovation of all apartment homes, new and/or enhanced amenities and other building interior and commercial space upgrades. All apartment home renovations have been completed and stabilized occupancy has been achieved. The fitness and amenity building will be complete by the end of May 2015.

Ocean House on Prospect La Jolla, CA
During 2013, Aimco acquired for $29 million this 60-apartment home community with the intent of redeveloping the community at a future date. The redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. During construction, Aimco expects to combine some apartment homes so that the community, at completion, will include 53 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased the building in fourth quarter 2014. Construction is underway and on schedule.

Park Towne Place Philadelphia, PA
In 2014, Aimco completed a multi-phase capital project at this community in anticipation of subsequent redevelopment, which is now underway. Aimco expects to redevelop Park Towne Place in several phases, the first of which includes renovating existing commercial space, upgrading common areas and amenities, and redeveloping one of the four residential towers. During construction, Aimco expects to combine some apartment homes in this 234-apartment home building so that the tower, at completion, will include 229 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased the tower in fourth quarter 2014. Construction is underway and on schedule.
Aimco’s net investment in the first phase of the redevelopment of Park Towne Place is projected to be $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits.
Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at Park Towne Place. Should Aimco elect to redevelop the other three residential towers, its net investment, including the work described above, could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the phased redevelopment of apartment homes.

During 2014, Aimco completed the redevelopment of the first 69 apartment homes as planned, at a cost consistent with underwriting and at rents in excess of Aimco's underwriting. Based on the success of this initial phase of apartment home redevelopment, in the fourth quarter 2014, Aimco approved a project to redevelop an additional 105 apartment homes for an additional investment of approximately $11 million. Aimco expects this phase of construction to be complete in third quarter 2015, with occupancy stabilized the following quarter.

Renovation of the common areas and commercial space is proceeding as planned and Aimco continues to expect construction to be complete in second quarter 2015 at a cost consistent with underwriting.

Depending on the success of this next phase and other investment alternatives, Aimco may continue to redevelop additional apartment homes at The Sterling. Should Aimco elect to redevelop all 536 apartment homes, the total investment, including the work described above, could be between $70 and $80 million over the next several years.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 4 of 4)

Community	Project Summary
One Canal Street Boston, MA
Aimco expects to invest approximately $190 million in the development of a 12-story building at One Canal Street in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. Aimco has partnered with an experienced developer to construct the building, which Aimco will own and operate after its completion.

Lincoln Place Venice, CA
Lincoln Place is comprised of 795 apartment homes situated on 35-acres one mile from Venice Beach. The scope of this redevelopment included:
•
Redevelopment of 49 residential buildings, with 696 apartment homes, consistent with standards required by the community’s historic designation.
•
Construction of 11 new residential buildings with 99 apartment homes on existing vacant land.
•
Construction of a 5,000 square foot leasing center and a 6,100 square foot fitness center and pool area.

This redevelopment was completed in first quarter 2015.
Aimco’s inception to date investment consists of a gross investment of $386 million, offset by $26 million of historic tax and other credits associated with the redevelopment. Rents achieved to date are in excess of Aimco's underwriting.

The Preserve at Marin Corte Madera, CA
Aimco acquired The Preserve at Marin as a vacant community in 2011, with the intent of redeveloping the 126-apartment home community.

This redevelopment was completed in first quarter 2015 and included comprehensive interior and exterior redevelopment of all seven three-story buildings, redesign of all apartment homes to feature large bay windows, modern kitchens, and upscale finishes, as well as construction of a new resident clubhouse, which includes a fitness center, business center, saltwater pool, wine bar and outdoor fire pits. Rents achieved to date are in excess of Aimco's underwriting.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2014.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Average Age of Apartment Communities is calculated by Aimco based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
DEFFERED TAX CREDIT INCOME: Deferred income includes $32.9 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will

28

receive additional cash contributions of $25.6 million, of which $5.3 million will be received during the remainder of 2015, and, on average, $5.0 million will be received each year from 2016 through 2019.

March 31, 2015
Deferred tax credit income balance	$32,897
Cash contributions to be received in the future	25,584
Total to be amortized	$58,481

	Revenue	Expense	Projected Income
2015 2Q - 4Q	$17,818	$(1,193)	$16,625
2016	18,236	(1,405)	16,831
2017	14,375	(1,170)	13,205
2018	6,879	(681)	6,198
2019	4,255	(535)	3,720
Thereafter	7,064	(5,162)	1,902
Total	$68,627	$(10,146)	$58,481
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of March 31, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.

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OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event. Results of operations of properties that are not multi-family, such as fitness centers, are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$179,331	$(6,976)	$172,355	$(297)	$172,058
Property operating expenses	59,553	(2,362)	57,191	97	57,288
Property NOI	$119,778	$(4,614)	$115,164	$(394)	$114,770

	Three Months Ended March 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$171,616	$(6,691)	$164,925	$(164)	$164,761
Property operating expenses	57,993	(2,386)	55,607	72	55,679
Property NOI	$113,623	$(4,305)	$109,318	$(236)	$109,082

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$176,709	$(6,905)	$169,804	$(652)	169,152
Property operating expenses	54,310	(2,225)	52,085	105	52,190
Property NOI	$122,399	$(4,680)	$117,719	$(757)	$116,962

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REDEVELOPMENT APARTMENT COMMUNITIES: Apartment communities where (a) a substantial number of available apartment homes have been vacated for major renovations or (b) renovations are complete but occupancy was not stabilized as of January 1, 2014.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2014, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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